PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated January 29, 2002)               REGISTRATION NO.  333-36490






                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust



         This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

         The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                          Share       Primary
                   Name of Company              Ticker   Amounts  Trading Market
-----------------------------------------       ------   -------  --------------
American Electric Power Company, Inc.             AEP      14          NYSE
Consolidated Edison, Inc.                         ED        9          NYSE
Dominion Resources, Inc.                           D       11          NYSE
Duke Energy Corporation                           DUK      30          NYSE
Dynegy, Inc.                                      DYN      12          NYSE
Edison International                              EIX      15          NYSE
El Paso Corporation                               EP       10          NYSE
Entergy Corporation                               ETR      10          NYSE
Exelon Corporation                                EXC      15          NYSE
FirstEnergy Corporation                           FE       10          NYSE
FPL Group, Inc.                                   FPL       8          NYSE
Mirant Corporation                                MIR   11.530806      NYSE
PG&E Corporation                                  PCG      17          NYSE
Progress Energy, Inc.                             PGN       7          NYSE
Public Service Enterprise Group Incorporated      PEG      10          NYSE
Reliant Energy Resources Corp.                    REI      13          NYSE
The Southern Company                              SO       29          NYSE
Texas Utilities Company                           TXU      12          NYSE
The Williams Companies, Inc.                      WMB      20          NYSE



         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

Recent Developments

         As of January 2, 2002, Standard & Poor's Corporation sector classifications are based upon the new Standard & Poor's Global Industry Classification Standard ("GICS") sectors. Standard & Poor's Corporation is an independent source of market information that, among other things, maintains the Global Industry Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria. The GICS classification standards were exclusively effective on January 2, 2002. There are 10 Standard & Poor's GICS sectors and each class of publicly traded securities of a company are given only one GICS sector.

         The securities included in the Utilities HOLDRS are currently represented in the Utilities GICS sector. The Standard & Poor's GICS sector classifications of the securities included in the Utilities HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor's alters the criteria it uses to determine GICS sectors, or both.

         As provided in the depositary trust agreement, in addition to the other reconstitution events described therein, if the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, corporate combination or other event, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Utilities HOLDRS only if the distributed securities have a different Standard & Poor's GICS sector classification than any of the underlying securities represented in the Utilities HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System. In any other case, the additional securities received as consideration will be deposited into the Utilities HOLDRS trust.

         In addition, securities of a new company will be added to the Utilities HOLDRS, as a result of a distribution of securities by an underlying issuer, where a corporate event occurs, or where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities received have a Standard & Poor's GICS sector classification that is different from the GICS sector classification of any other security then included in the Utilities HOLDRS or are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.



            The date of this prospectus supplement is June 30, 2002.


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